SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|	Preliminary Proxy Statement
|_|	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|	Definitive Proxy Statement
|_|	Definitive Additional Materials
|_|	Soliciting Material Pursuant to Rule 14a-12

A.G. Edwards, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|	No fee required.

|_|	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

|_|	Fee paid previously with preliminary materials.

|_|	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

__________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 19, 2003
__________________________________________

     The Annual Meeting of the Stockholders of A.G. Edwards, Inc. (the “Company”) will be held at the home office of the Company, One North Jefferson Avenue, St. Louis, Missouri, on Thursday, June 19, 2003, at 10:00 a.m., local time, for the following purposes:

(1)	To elect two directors;
(2)	To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending February 29, 2004; and
(3)	To transact such other business as may properly come before the annual meeting and any adjournments thereof.

     Only stockholders of the Company of record as of the close of business on May 1, 2003 will be entitled to notice of, and to vote at, the annual meeting and any adjournments thereof.

     Stockholders may vote their shares by using the telephone or the Internet by following the instructions on the accompanying proxy or may sign, date and return the accompanying proxy in the enclosed business reply envelope. If you later desire to revoke your proxy, you may do so at any time before the voting at the meeting.

Douglas L. Kelly Secretary

May 13, 2003

PROXY STATEMENT

GENERAL INFORMATION

     The enclosed form of proxy is solicited by and on behalf of the Board of Directors of A.G. Edwards, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on June 19, 2003 (the “2003 Annual Meeting”) and at any adjournments thereof. The stockholder giving the proxy has the power to revoke it any time before it is exercised by notice in writing to the Secretary of the Company at the Company’s principal executive offices at One North Jefferson Avenue, St. Louis, Missouri 63103, by properly submitting to the Company a duly executed proxy bearing a later date, or by attending the meeting and voting in person. The proxy will be voted as specified by the stockholder in the spaces provided or, if no specification is made, it will be voted for Proposals 1 and 2.

     This Proxy Statement and form of proxy are first being mailed to the stockholders of the Company on or about May 13, 2003. The solicitation of proxies is being made primarily by the use of the mails. The cost of preparing and mailing this Proxy Statement and accompanying materials, and the cost of any supplementary solicitations, which may be made by mail, telephone, Internet or personally by officers and employees of the Company and its subsidiaries, will be borne by the Company.

     Only stockholders of record at the close of business on May 1, 2003 are entitled to notice of, and to vote at, the 2003 Annual Meeting and any adjournments thereof. On May 1, 2003 the Company had outstanding 80,164,462 shares of common stock, par value $1 (“Common Stock”). Each outstanding share is entitled to one vote on each director position, and each other matter, to be voted on at the 2003 Annual Meeting. A majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the 2003 Annual Meeting. Votes cast by proxy or in person at the 2003 Annual Meeting will be tabulated by the inspectors of election appointed by the Board of Directors for the meeting.

     Shares which are entitled to vote but which are not voted at the direction of the beneficial owner (“abstentions”) and shares represented by proxies or ballots which are marked “withhold authority” with respect to the election of any one or more nominees for election as directors will be counted for the purpose of determining whether there is a quorum for the transaction of business at the 2003 Annual Meeting.

     Abstentions may be specified on Proposal 2 to ratify the appointment of independent auditors, but not on Proposal 1 to elect directors.

     The affirmative vote of a plurality of the shares represented at the meeting is required to elect directors. “Plurality” means that the nominees who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the 2003 Annual Meeting. Consequently, any shares represented at the 2003 Annual Meeting, but not voted for any reason, have no impact on the election of directors.

     The affirmative vote of a majority of the shares represented at the meeting is required to approve Proposal 2 to ratify the appointment of the independent auditors. Broker non-votes will not be counted with respect to, and will have no effect on, whether the stockholders approve this proposal. Abstentions, however, are counted in determining whether the stockholders have approved this proposal and, thus, have the effect of a vote against this proposal.

PROPOSAL 1: ELECTION OF DIRECTORS

Committees and Meetings of the Board of Directors

     The business of the Company is under the general management of the Board of Directors as provided by the laws of Delaware, the state of incorporation. The Board of Directors generally meets at least quarterly and held four meetings during the 2003 fiscal year. Between Board meetings, Board responsibilities are delegated to the Executive Committee, comprised of three Board members. The Executive Committee did not meet during the 2003 fiscal year.

     The Nominating Committee of the Board of Directors consists of the four independent (as defined in the New York Stock Exchange listing standards) members of the Board of Directors, Dr. E. Eugene Carter, Samuel C. Hutchinson Jr., Peter B. Madoff and Mark S. Wrighton (the “Independent Directors”). The Nominating Committee held no meetings during the 2003 fiscal year but met after the end of the fiscal year to make the nominations of the directors described in this proxy statement and enclosed form of proxy. Stockholders also may make nominations for directors. Stockholders wishing to propose nominees for consideration at the 2003 Annual Meeting must comply with a Bylaw provision dealing with nominations. For a discussion of the nominating procedures, see “Stockholder Proposals.”

     The Company has a Compensation Committee comprised of the Independent Directors. The Compensation Committee held two meetings during the 2003 fiscal year. The Compensation Committee was responsible for establishing the compensation of Robert L. Bagby for the 2003 fiscal year. The Compensation Committee of A.G. Edwards & Sons, Inc., a wholly-owned subsidiary of the Company (the “Brokerage Company”), determined the compensation of all employees for the 2003 fiscal year, including officers of the Company, with the exception of Robert L. Bagby and except for certain compensation of research analysts which was determined by the Research Compensation Committee of the brokerage company. (See “Joint Report of the Compensation Committees of the Brokerage Company and the Company.”)

     The Audit Committee of the Board of Directors consists of the Independent Directors and held five meetings during the 2003 fiscal year. The Audit Committee performed the following principal functions: (i) reviewed quarterly and year-end financial statements with the outside auditors, internal auditors and management; (ii) reviewed the scope of the external and internal audits and reports with the outside and internal auditors and management; (iii) reviewed the outside auditor’s management letter and management’s response thereto; (iv) recommended the selection of outside auditors; (v) reviewed the quality and depth of the Company’s internal audit, accounting and financial staffs; and (vi) reviewed and approved the rendering of audit and nonaudit services by the outside auditors. (See “Report of the Audit Committee.”)

     During the 2003 fiscal year, all directors attended at least 90 percent of all meetings of the Board of Directors and the committees of the Board on which each served.

Nominees for Directors

     The Company’s Certificate of Incorporation and Bylaws provide for a classified Board of Directors, with the Board divided into three classes whose terms expire at different times. The Company presently has seven directors. Two members are to be elected to the Board of Directors at the 2003 Annual Meeting, each to serve for a term of three years. Upon their election, the Company will have seven directors. The Nominating Committee and the Board of Directors have made two nominations for directors, Vicki B. Escarra and Mark S. Wrighton. Of the nominees, Mark S. Wrighton is currently a director of the Company.

     The persons named in the enclosed form of proxy intend to vote the proxies in favor of the election of the nominees listed below to serve as directors of the Company for terms expiring in 2006 or until the election and qualification of their successors, unless the stockholder indicates on the form of proxy that the vote should be withheld or contrary directions are indicated. If one or more nominees shall become unavailable for any reason, the Board of Directors, in its discretion, may, unless the Board of Directors provides by resolution for a lesser number of directors, designate one or more substitute nominees, in which case such proxies will be voted for such substituted nominees. The Board of Directors has no reason to doubt the availability of any of the nominees, and each has indicated a willingness to serve if elected. All of the current directors were elected by the stockholders.

Name and Age	Principal Occupation for the Past Five Years and Other Directorships	Year First Elected Director of the Company/Current Board Committee Membership

NOMINEES FOR DIRECTORS TO BE ELECTED IN 2003 FOR TERMS EXPIRING IN 2006

Vicki B. Escarra, 49	Executive Vice President and Chief Marketing Officer of Delta Air Lines, Inc. since May 2001; Executive Vice President — Customer Service of Delta Air Lines, Inc. from July 1998 to May 2001.

Mark S. Wrighton, 53	Chancellor of Washington University since
1995; Provost, Massachusetts Institute of
Technology from 1990 to 1995. Director of
Cabot Corporation, Helix Technology
Corporation, Ionics Incorporated and OIS
	Optical Imaging Systems, Inc.	2000 Member of the Audit Committee, Compensation Committee and Nominating Committee

DIRECTORS WITH TERMS EXPIRING IN 2005

Samuel C. Hutchinson, Jr., 60	President, Interface Construction Corp. since 1978	1993 Member of the Audit Committee, Compensation Committee and Nominating Committee

Ronald J. Kessler, 55	Vice Chairman of the Board of the
Company and the Brokerage Company
since March 2001; Executive Vice President
of the Brokerage Company; Director of the
Operations Division of the Brokerage
Company since 1998; Assistant Director
of the Operations Division of the Brokerage
Company from 1988 to 1998. Employee
of the Brokerage Company for 35 years.
Director of the Brokerage Company
	since 1989.	2001 (1) Member of the Executive Committee

DIRECTORS WITH TERMS EXPIRING IN 2004

Robert L. Bagby, 59	Chairman of the Board and Chief Executive
Officer of the Company and the Brokerage
Company since March 2001; Vice
Chairman of the Board of the Company and
of the Brokerage Company from 1996 to
March 2001; Director of the Branch
Division of the Brokerage Company from
1995 to March 2001. Employee of the
Brokerage Company for 28 years. Director
of the Brokerage Company since 1979.
1995 Member of the Executive Committee

Name and Age	Principal Occupation for the Past Five Years and Other Directorships	Year First Elected Director of the Company/Current Board Committee Membership

Dr. E. Eugene Carter, 61	Trustee, Charlotte R. Boschan Trust. Former Professor of Finance and Associate Dean, University of Maryland at College Park. Director of the Brokerage Company from 1976 to 1983.	1983 Member of the Audit Committee, Compensation Committee and Nominating Committee

Peter B. Madoff, 57	Senior Managing Director of Bernard L. Madoff Investment Securities, LLC, formerly Bernard L. Madoff Investment Securities, Inc.	2001 Member of the Audit Committee, Compensation Committee and Nominating Committee

(1)	Previously served as a director from 1999 to 2000.

DIRECTOR COMPENSATION

     Directors, except those who are officers or employees of the Company or its subsidiaries, receive an annual retainer of $30,000 and a fee of $1,000 for each Company Board of Directors’ meeting, committee meeting or Brokerage Company Board of Directors’ meeting attended except that the Chair of the Audit Committee receives $2,500 for each meeting chaired. Approximately one half of this annual compensation is paid in the form of Common Stock of the Company with the value of the stock based on the market price on July 1 of the fiscal year in which the compensation is earned. Non-employee directors do not participate in any of the Company’s employee benefit plans.

OWNERSHIP OF THE COMPANY’S COMMON STOCK

Ownership by Directors and Executive Officers

     The following table sets forth the beneficial ownership of the Company’s Common Stock as of May 1, 2003 by (i) each director and nominee, (ii) each executive officer named in the Summary Compensation Table, and (iii) all directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power over his or her shares.

Name	Number of Shares		Percentage of Class

Robert L. Bagby	83,564	(1)(4)	(3)
Dr. E. Eugene Carter	333,701		(3)
Benjamin F. Edwards IV	72,443	(1)(2)	(3)
Vicki B. Escarra	0		(3)
Alfred E. Goldman	28,176	(1)	(3)
Samuel C. Hutchinson, Jr	3,232		(3)
Douglas L. Kelly	40,836	(1)	(3)
Ronald J. Kessler	108,046	(1)(5)	(3)
Peter B. Madoff	1,997		(3)
Peter M. Miller	28,094	(1)(2)	(3)
Mark S. Wrighton	2,487		(3)
All Directors and Executive Officers as a Group
(19 persons)	1,017,419	(1)	1.3%

(1)	Includes restricted stock issued pursuant to the Company’s 1988 Incentive Stock Plan (the “1988 Plan”) as to which each recipient has sole voting power and no current investment power, as follows: Mr. Bagby, 11,208 shares; Mr. Edwards IV, 4,172 shares; Mr. Goldman, 2,844 shares; Mr. Kelly, 8,827 shares; Mr. Kessler, 8,740 shares; Mr. Miller, 5,465 and other executive officers, 42,699 shares.

(2)	Includes stock options issued pursuant to the 1988 Plan that are currently exercisable as to which each person has no voting power and sole current investment power, as follows: Mr. Edwards IV, 6,357 shares; Mr. Miller, 18,817 shares and other executive officers, 34,545 shares.

(3)	Percentages of less than 1% have been omitted.
(4)	Mr. Bagby has shared voting and investment power over 83,564 shares, including 174 shares owned by his wife and 53,253 shares held jointly with his wife.
(5)	Mr. Kessler has shared voting and investment power over 20,192 shares held by him as co-trustee of a trust.

Ownership by Certain Other Persons

     The following table contains information regarding the only persons the Company knows of that beneficially own more than five percent of the Common Stock of the Company.

Name and Address	Number of Shares		Percentage of Class

Morgan Stanley
1585 Broadway, New York, NY 10036	4,675,674	(1)	5.9%
FMR Corp.
82 Devonshire Street, Boston, MA 02109	5,280,784	(2)	6.6%

(1)	Information, as of December 31, 2002, obtained from a Schedule 13G filed by Morgan Stanley with the Securities and Exchange Commission dated February 19, 2003 on behalf of itself and Van Kampen Asset Management, Inc. (“Van Kampen”), an Investment Advisor under the Investment Advisors Act of 1940 and a wholly-owned subsidiary of Morgan Stanley. Van Kampen is the beneficial owner of 4,022,515 of these shares and has shared voting power and shared investment power over all of them. Morgan Stanley, through its control of Van Kampen and as a parent holding company, has shared voting and investment power over 4,675,674 shares. Van Kampen’s address is One Parkview Plaza, Oakbrook Terrace, Il 60181.

(2)	According to a Schedule 13G, dated February 13, 2003, filed with the Securities and Exchange Commission jointly by FMR Corp., Edward C. Johnson 3rd and Abigail P. Johnson. Mr. Johnson is chairman and Ms. Johnson is a director of FMR Corp. and may be deemed to be members of a controlling group with respect to FMR Corp. The Schedule 13G indicates that at December 31, 2002, (i) Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 2,032,940 shares of the Company’s Common Stock in its capacity as investment advisor to various registered investment companies (the “Fidelity Funds”) (the power to vote such shares resides solely with the boards of trustees of the Fidelity Funds, while the power to dispose of such shares resides with Mr. Johnson, FMR Corp., Fidelity and the Fidelity Funds); (ii) Fidelity Management Trust Company (“Fidelity Management”), a bank that is wholly-owned by FMR Corp., was the beneficial owner of 1,994,100 shares of the Company’s Common Stock in its capacity as investment manager of institutional accounts (the power to vote such shares and the power to dispose of such shares resides solely with Mr. Johnson and FMR Corp., through its control of Fidelity Management); (iii) Strategic Advisors, Inc., a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 571 shares of the Company’s Common Stock in its capacity as an investment advisor to individuals; (iv) Geode Capital Management LLC, a Delaware limited liability company whose managers are certain shareholders and employees of FMR Corp., was the beneficial owner of 3,173 shares of the Company’s Common Stock in its capacity as an investment advisor; and (v) Fidelity International Limited (“FIL”), an investment advisor to various investment companies and institutional investors, of which Mr. Johnson is chairman but which is managed independently from FMR Corp., was the beneficial owner of 1,250,000 shares of the Company’s Common Stock (the power to vote and the power to dispose of such shares resides solely with FIL). FMR Corp. and FIL each disclaim beneficial ownership of Common Stock beneficially owned by the other.

EXECUTIVE COMPENSATION

     The table on the next page sets forth for each of the Company’s last three fiscal years the compensation of the Company’s Chief Executive Officer and its other four most highly compensated executive officers serving at the end of the fiscal year (the “Named Executive Officers”).

Summary Compensation Table

				Long Term Compensation Awards

		Annual Compensation		Restricted Stock Awards (1)(2)(3)(4)	Number of Securities Underlying Options (2)
Name and Principal Position at End of Fiscal Year	Fiscal Year					All Other Compensa- tion (5)
		Salary	Bonus

Robert L. Bagby	2003	$456,263	$633,358	$163,994	0	$96,432
Chairman of the Board and Chief Executive	2002	456,578	647,407	93,669	0	100,000
Officer of the Company; Chairman of the	2001	261,630	853,877	107,514	0	100,000
Board and Chief Executive Officer of the
Brokerage Company

Alfred E. Goldman	2003	$209,263	$379,514	$98,252	0	$50,889
Corporate Vice President and Director of	2002	209,578	388,374	90,932	0	79,976
Market Analysis of the Brokerage Company	2001	203,130	711,277	107,514	0	100,000

Douglas L. Kelly	2003	$206,341	$396,647	$102,680	0	$50,371
Vice President, Treasurer and Secretary of	2002	206,770	385,621	90,319	0	74,696
the Company; Executive Vice President,	2001	192,840	656,853	107,514	0	100,000
Treasurer, Chief Financial Officer, Director
of Law and Compliance and Director of
Administration of the Brokerage Company

Ronald J. Kessler	2003	$186,263	$382,711	$99,079	0	$49,334
Vice Chairman of the Board of the	2002	186,578	394,098	92,280	0	75,875
Company; Vice Chairman of the Board,	2001	170,630	690,289	107,514	0	100,000
Executive Vice President and Director of
Operations of the Brokerage Company

Peter M. Miller	2003	$224,394	$359,881	$46,566	4,367	$42,573
Executive Vice President and Director of	2002	160,770	332,564	38,930	2,383	65,464
the Sales and Marketing Division of the	2001	156,840	598,609	107,514	0	100,000
Brokerage Company

(1)	Amounts shown include both Restricted Share and “Phantom Stock Credit” awards, which are valued based on the market value, as defined under the plan, of Common Stock on the Consolidated Transaction Reporting System on the determination date of such awards. The awards are made as of the end of the fiscal year for which they are awarded for service during that fiscal year. Restricted Shares can be awarded to participants in the 1988 Plan who are under age 60. The restrictions on Restricted Shares lapse three years after their award date. Participants who are 60 years of age or older (“Over 60 Participants”) do not receive Restricted Shares. Instead, they are awarded “Phantom Stock Credits” which serve as the basis for an award of Restricted Shares two years after their award date (“Deferred Award Date”), with each Phantom Stock Credit representing the right to receive one Restricted Share. The number of Phantom Stock Credits awarded to an Over 60 Participant is adjusted to reflect dividends on the Common Stock. Restricted Shares awarded as of any Deferred Award Date are subject to all of the terms and restrictions applicable to other Restricted Shares, except the restrictions last for only nine months.

(2)	The awards of Restricted Shares, Phantom Stock Credits and Options contain provisions for the accelerated lapsing of the restrictions for Restricted Shares (including those issued based on Phantom Stock Credits) and the accelerated exercisability of Options in the event of a merger, consolidation, acquisition, sale or transfer of assets, tender, or exchange offer or other reorganization in which the Company does not survive as an independent, publicly-owned company.

(3)	The aggregate number and value of Restricted Shares and Phantom Stock Credits held by the persons named in the table as of February 28, 2003, are as follows: Mr. Bagby, 11,208 shares and -0- credits — $298,917; Mr. Goldman, 2,844 shares and 5,940 credits — $234,269; Mr. Kelly, 8,827 shares and -0- credits — $235,416; Mr. Kessler, 8,740 shares and -0- credits — $233,096; and Mr. Miller, 5,465 shares and -0- credits — $145,751.

(4)	Dividends are paid on unvested Restricted Shares and adjustments are made to Phantom Stock Credits for dividends as discussed in Note 1 to this table above; such dividends and adjustments are equal in amount to the dividends paid on shares of Common Stock.

(5)	Amounts shown consist of the following: (i) amounts set aside under the Company’s Retirement and Profit Sharing Plan for the 2001, 2002 and 2003 fiscal years, respectively — Mr. Bagby, $16,311, $13,089 and $12,965; Mr. Goldman, $16,311, $13,089 and $12,965; Mr. Kelly, $16,311, $13,089 and $12,965; Mr. Kessler, $16,311, $13,089 and $12,965; and Mr. Miller, $16,311, $13,089 and $12,965 and (ii) amounts credited to accounts under the Company’s Excess Profit Sharing Deferred Compensation Plan for the 2001, 2002 and 2003 fiscal years, respectively — Mr. Bagby, $83,689, $86,911 and $83,467; Mr. Goldman, $83,689, $66,887 and $37,924; Mr. Kelly, $83,689, $61,607; and $37,406; Mr. Kessler, $83,689, $62,786 and $36,369 and Mr. Miller, $83,689, $52,375 and $29,608.

     The following table sets forth certain information regarding the grant of options to purchase Company Common Stock during the Company’s 2003 fiscal year by the Named Executive Officers.

Options Granted in the Last Fiscal Year

Name	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year 2003	Exercise Price	Expiration Date	Grant Date Present Value (2)

Robert L. Bagby	—	—	—	—	—
Alfred E. Goldman	—	—	—	—	—
Douglas L. Kelly	—	—	—	—	—
Ronald J. Kessler	—	—	—	—	—
Peter M. Miller	4,367	(1)	$25.75	February 28, 2013	$37,818

(1)	Percentages of less than 1% have been omitted.
(2)	The fair value of each option granted was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 1.79%; expected life of seven years; expected volatility of 34%; risk-free interest rate of 3.7%; and a forfeiture rate of 9%.

     The following table sets forth certain information regarding the exercise of options to purchase Company Common Stock during the Company’s 2003 fiscal year by the Named Executive Officers and the unexercised options to purchase Company Common Stock held by such persons on February 28, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Number of Shares Acquired on Exercise		Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (1)

Name		Value Realized	Exercisable (shares)	Unexercisable (shares)	Exercisable	Unexercisable

Robert L. Bagby	—	$0	—	—	$0	$0
Alfred E. Goldman	—	0	—	—	0	0
Douglas L. Kelly	—	0	—	—	0	0
Ronald J. Kessler	—	0	—	—	0	0
Peter M. Miller	6,799	192,895	18,817	6,750	62,410	4,018

(1)	Options become exercisable three years after they are awarded, fiscal year 2002 and previous awards must be exercised no later than eight years after they are awarded and for fiscal 2003 awards must be exercised no later than ten years after they are awarded.

Compensation Committee Interlocks and Insider Participation

     All of the members of the Compensation Committee of the Brokerage Company (as named on page 13) are officers of the Company or one of its subsidiaries. Messrs. Bagby and Kessler are directors of the Company and are officers or directors of the Company or one of its subsidiaries.

JOINT REPORT OF THE COMPENSATION COMMITTEES
OF THE BROKERAGE COMPANY AND THE COMPANY

     The Compensation Committee of the Brokerage Company (the “Brokerage Committee”) determined the compensation for the fiscal year ended February 28, 2003 (the “2003 fiscal year”) of all officers of the Company with the exception of merit bonuses of officers in the Research Department and with the exception of compensation for Robert L. Bagby. The Research Compensation Committee of the Brokerage Company determined the merit bonuses for officers in the Research Department. The Compensation Committee of the Company (the “Company Committee”) determined the compensation of Robert L. Bagby.

     It is the policy of the Company to have a substantial portion of each officer’s annual compensation directly related to the performance of the Company. The policy is applied consistently to all the Named Executive Officers, including Mr. Bagby.

     For the 2003 fiscal year, the annual compensation of the Named Executive Officers had seven components, each of which is discussed below. The Company seeks to structure compensation for its executive officers so that all of the compensation is deductible by the Company for federal income tax purposes, including meeting the requirements of Section 162(m) of the Internal Revenue Code for deductibility of compensation in excess of a certain amount. However, if the Company is not able to structure compensation for its executive officers so that all such compensation is deductible, the Board of Directors of the Company, the Company Committee or the Brokerage Committee, as appropriate, will make a determination in its business judgment as to the appropriate compensation for such executives considering the benefits and the costs to the Company, including in its considerations the additional costs arising from the inability to deduct part or all of the compensation.

     Base Salary. A base salary was set prior to the beginning of the 2003 fiscal year by the Brokerage Committee for each Named Executive Officer other than Mr. Bagby and by the Company Committee for Mr. Bagby. Base salaries are intended to be relatively moderate, but competitive, for the Company’s industry. The Base Salary for Mr. Bagby remained at $456,000 for the 2003 fiscal year consistent with the determination by the Brokerage Committee that most officers would not receive salary increases because of market and industry conditions.

     Corporate Executive Bonus Plan. The Corporate Executive Bonus Plan is designed to provide certain officers and key employees of the Company and its subsidiaries with direct participation in the profitability of the Company. Unless the Company has a specified minimum of pre-tax earnings ($2,500,000 in the 2003 fiscal year), no payment is made under the Plan. Awards under the Plan are based on prescribed formulae that take into account the employee’s position with the Company, individual performance, and the Company’s earnings. The formula for bonus accrual (the “bonus pool”) is determined prior to the beginning of each fiscal year by the Board of Directors of the Company and is based on (i) the Company’s consolidated earnings before provision for income taxes, certain employee bonuses, and discretionary Profit Sharing Plan contributions, (ii) certain branch office profits, and (iii) the net revenues of certain departments. The Board of Directors of the Company has discretion to increase or decrease the amount subject to the plan.

     Eligible officers are assigned “shares” in the bonus pool prior to the beginning of the fiscal year. Such shares are assigned based on the officer’s position and responsibility with the Company and individual performance. Eligible officers, other than Mr. Bagby, were assigned shares for the 2003 fiscal year by the Brokerage Committee. The Company Committee assigned 100 shares to Mr. Bagby for the 2003 fiscal year, the same number of shares he had for the prior fiscal year. No officer has ever received more than 100 shares. During the 2003 fiscal year, three officers, including two of the Named Executive Officers and Mr. Bagby, had 100 shares. At the beginning of the 2003 fiscal year, a total of 11,594 shares were assigned to 614 eligible officers.

     Under the Corporate Executive Bonus Plan, after the end of the fiscal year, the accrued bonus pool is mathematically divided into two separate portions, consisting of two-thirds and one-third, respectively. The two-thirds portion is distributed in accordance with the number of shares previously assigned to each participant. The one-third portion is distributed based on a formula which weights each participant’s shares by the participant’s base salary. The sum of the two portions is each participant’s total Corporate Executive Bonus for the fiscal year, and is paid after the end of the fiscal year.

     The Corporate Executive Bonus Plan limits the amount that can be paid to individual participants so that all compensation paid under the Corporate Executive Bonus Plan is tax deductible by the Company. To the extent amounts may not be paid under the Corporate Executive Bonus Plan to individual participants because of the tax limitation, the amounts may be paid under the Performance Plan for Executives (the “Performance Plan”) if the conditions of the Performance Plan are met.

     Performance Plan for Executives. The Performance Plan was adopted solely in response to the enactment of Section 162(m) of the Internal Revenue Code in 1993. Section 162(m) requires conditions to be met for certain compensation of specified executive officers to be deductible. In order to meet the conditions of Section 162(m) with no significant change in the compensation structure of the Company, the Corporate Executive Bonus Plan was amended to limit compensation which would otherwise be payable under the Corporate Executive Bonus Plan, and the Performance Plan for Executives was adopted in order to pay the compensation which, but for the limitation, would have been payable under the Corporate Executive Bonus Plan. The Company’s intent and the provisions of the Plans are drafted to provide that the combined plans will operate in the same manner as the Corporate Executive Bonus Plan operated prior to the enactment of Section 162(m), subject only to certain limitations on payments.

     The participants in the Performance Plan are those employees of the Company who are: (i) “covered employees” under Section 162(m) of the Internal Revenue Code, (ii) designated individually or by class description to be “Covered Employees” under the Performance Plan by the Company Committee, and (iii) participants under the Corporate Executive Bonus Plan. The Company Committee has designated all executive officers of the Company to be Covered Employees, and all of the executive officers of the Company are participants in the Corporate Executive Bonus Plan. Section 162(m), however, limits “covered employees” to only the Chief Executive Officer of the Company and the four highest compensated officers of the Company (other than the Chief Executive Officer), so, in any fiscal year, there can be no more than five participants.

     The performance goals for the Performance Plan were approved by the stockholders in 1994 and are the same as for the Corporate Executive Bonus Plan. The actual amount payable to a Covered Employee in a fiscal year under the Performance Plan is the lesser of: (i) the amount of reduction in payments to the Covered Employee as a participant under the Corporate Executive Bonus Plan for that fiscal year as a result of Section 162(m), (ii) the Covered Employee’s Initial Bonus Amount for that fiscal year, and (iii) the Maximum Bonus Amount for that fiscal year. A Covered Employee’s Initial Bonus Amount each fiscal year is equal to the amount that the Covered Employee would be prohibited from receiving under the Corporate Executive Bonus Plan as a result of Section 162(m) as determined solely from fixed assumptions contained in the Performance Plan and information known as of the beginning of the fiscal year. The Maximum Bonus Amount for each Covered Employee was $4,287,177 for fiscal year 2003. The Maximum Bonus Amount increases each fiscal year by 10% over the prior fiscal year. Before any amount can be paid under the Performance Plan, the Company Committee must certify in writing that the performance goals and the material terms of the Performance Plan were satisfied. The Company Committee certified that the performance goals and material terms were satisfied for the 2003 fiscal year and the amounts paid to Mr. Bagby are included in the Summary Compensation Table.

     Discretionary Bonus. The Chief Executive Officer may award a discretionary bonus to any officer other than himself and the Company Committee may award a discretionary bonus to the Chief Executive Officer. The discretionary bonus is intended to reward efforts or results by an individual which are not recognized or compensated by other compensation. No objective standards, criteria or established targets are used to determine the amount of the discretionary bonuses.

     1988 Incentive Stock Plan. The 1988 Plan is designed to motivate employees of the Company and its subsidiaries through the incentives inherent in stock ownership by providing the opportunity to obtain or increase a proprietary interest in the Company on a favorable basis. The 1988 Plan provides for the granting of Options or Restricted Shares, or both. For fiscal year 2003, if Options were granted, the participant received an option to purchase 2.5 times the number of shares that would have been granted as Restricted Shares. The Named Executive Officers were awarded, for fiscal year 2003, an amount equal to 25% of each such officer’s Corporate Executive Bonus and Performance Plan Bonus (as described above); provided, in no event could the award amount for any participant exceed an amount set by the 1988 Plan, which was $300,000 in the 2003 fiscal year. Accordingly, the awards of Options and Restricted Shares were related to the profitability of the Company in substantially the same manner as the awards under the Corporate Executive Bonus Plan and the Performance Plan.

     The Options provide for the purchase of shares of Common Stock at market value on the determination date and do not become exercisable until three years after the date of award. Because the value of the Options is dependent on the increase of the market value of the Common Stock over at least a three year period, the Options provide a long-term incentive for the executives to stay with the Company and to increase the market value of the Common Stock.

     Restricted Shares were also awarded based on the market value of the Common Stock on the determination date (participants 60 years of age and over on the date Restricted Shares are awarded receive Phantom Stock Credits, in lieu of Restricted Shares, which serve as the basis for an award of Restricted Shares two years after the award date). The Restricted Shares are subject to restrictions for three years after their award except those shares converted from Phantom Stock Credits which are subject to a nine month restricted period after conversion. Again, by an award of Restricted Shares, the executives are encouraged to remain with the Company and to increase the market value of the Common Stock.

     Retirement and Profit Sharing Plan. The Company maintains a Retirement and Profit Sharing Plan (the “Profit Sharing Plan”), which is qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). In addition to certain non-matching contributions, the Company may make a discretionary contribution as determined each year by the Board of Directors of the Company. On February 22, 2002, the Board of Directors of the Company approved an accrual formula for the discretionary contribution to the Profit Sharing Plan for the 2003 fiscal year in an amount not less than 8% and not more than 10% of the Company’s earnings on a consolidated basis and before certain bonuses, Company discretionary Profit Sharing Plan contributions and taxes on income. The maximum total Company and employee contribution allowable with respect to any employee under the Profit Sharing Plan in the last fiscal year was $40,000; however, because of the contribution rate and other limitations on recognized compensation in the Profit Sharing Plan, the actual maximum Company contribution with respect to any employee was less than that amount.

     Excess Profit Sharing Deferred Compensation Plan. The Company has established the Excess Profit Sharing Deferred Compensation Plan (the “Excess Benefit Plan”) to provide deferred compensation to certain participants in the Profit Sharing Plan whose benefit in the Profit Sharing Plan is subject to limitations imposed by the Internal Revenue Code. Contributions to the Excess Benefit Plan are based on the same basic formula as the Profit Sharing Plan, but without regard to certain limitations imposed by the Internal Revenue Code on the benefits of highly compensated employees. The maximum aggregate contribution by the Company for any employee under both the Profit Sharing Plan and the Excess Benefit Plan in the last fiscal year was $300,000; accordingly, the maximum benefit with respect to any employee under the Excess Benefit Plan was the difference between $300,000 and the Profit Sharing Plan Company contribution with respect to such employee.

     Procedures for Compensation of Mr. Bagby. Prior to the beginning of the 2003 fiscal year, the Company Committee considered the compensation of Mr. Bagby for the 2003 fiscal year. The Company Committee reviewed the seven components of the compensation structure of the Company, the historical performance of the structure, the consistency of the compensation components for Mr. Bagby with the components for other officers, the guidelines used for determining the base salaries of other officers, and the compensation of officers in other companies in the industry. The Company Committee also considered that for the fiscal year 2003, the Brokerage Committee had determined that most officers would not receive salary increases because of market and industry conditions. Based on the review, the Company Committee determined to keep the base salary for Mr. Bagby at $456,000 and that the other components of his compensation should not be changed from the prior year. After the end of the fiscal year, the Committee determined that the goals for the Performance Plan had been satisfied.

Members of the Compensation Committee of the Company (“Company Committee”)	Members of the Compensation Committee of the Brokerage Company (“Brokerage Committee”)

Dr. E. Eugene Carter	Mary V. Atkin
Samuel C. Hutchinson, Jr	Robert L. Bagby, Chair
Peter B. Madoff	Donnis L. Casey
Mark S. Wrighton, Chair	Douglas L. Kelly
Ronald J. Kessler
Peter M. Miller*
Paul F. Pautler
Robert A. Pietroburgo

*	Peter M. Miller was elected to the Brokerage Committee on July 23, 2002 and joins the report only for events after that date.

PERFORMANCE GRAPH

     The following graph compares the Company’s cumulative total stockholder return on its Common Stock for a five year period (February 28, 1998 to February 28, 2003) with the cumulative total return of the Standard & Poor’s 500 Stock Index, and a peer group index consisting of six companies: The Bear Stearns Companies, Inc., The Charles Schwab Corporation, J.P. Morgan & Co. Incorporated, Lehman Brothers Holdings Inc., Merrill Lynch & Co., Inc., and Morgan Stanley Dean Witter & Co. The graph assumes that the value of the investment in Common Stock and each index was $100 at February 28, 1998, and that all dividends were reinvested. Stock price performances shown on the graph are not necessarily indicative of future price performances.

     A.G. Edwards Performance Graph
Comparison of Five Year Cumulative Total Return

	1998	1999	2000	2001	2002	2003

A.G. Edwards	100	78	78	97	103	69
Peer Group	100	142	172	181	141	119
S&P 500 Index	100	118	130	118	105	80

REPORT OF THE AUDIT COMMITTEE

     In accordance with its written charter adopted by the Board of Directors (the “Board”), the Audit Committee of the Board (the “Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Committee members are the Independent Directors. During fiscal year 2003, the Committee met five times. In addition, the Committee chair, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with management and the independent auditors prior to release.

     The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended February 28, 2003 with management and the independent auditors. Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent auditors are responsible for auditing those financial statements. The Committee’s responsibility is to monitor and review these processes. However, the Committee members are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Committee members rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities and staffing. The Committee reviewed with both the independent and internal auditors their audit plans, audit scope, and identification of audit risks.

     The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended February 28, 2003, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board concurred in such recommendation.

Dr. E. Eugene Carter, Chair Samuel C. Hutchinson Jr. Peter B. Madoff Mark S. Wrighton

Principal Accounting Firm Fees

     Aggregate fees billed to the Company for the fiscal years ending February 28, 2003, by the Company’s independent auditors and principal accounting firm, Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu, and their respective affiliates:

Audit fees	$752,200
Financial information systems
Design and implementation fees	$0
Other (a):
Tax fees	$238,740
Audit related fees	$124,700
All other fees	$10,000

(a)	The Audit Committee has considered and, in reliance on management and the principal auditors, determined that the provision of these services is compatible with maintaining the principal accountant’s independence.

CERTAIN TRANSACTIONS

     Directors and executive officers of the Company have been clients of and have had brokerage transactions with the Company in the ordinary course of business. Included in such transactions are the maintenance of margin accounts and the extension of credit under Federal Reserve Regulation T. Such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other clients and did not and do not involve more than normal risk of collectibility or present other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Securities Exchange Act of 1934, as amended, requires all executive officers, directors and beneficial owners of more than 10% of the Company’s Common Stock to report any changes in the ownership of Common Stock of the Company to the Securities and Exchange Commission, the New York Stock Exchange and the Company. Based solely upon a review of these reports and written representations regarding the filing of the reports, the Company believes that all reports were filed on a timely basis.

PROPOSAL 2: APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee has appointed Deloitte & Touche LLP, Certified Public Accountants, as independent auditors of the Company for the fiscal year ending February 29, 2004.

     Deloitte & Touche LLP or its predecessor firms have served as the independent auditors of the Company since its incorporation in 1983 and of the Brokerage Company for more than fifty years. A representative of Deloitte & Touche LLP will be present at the 2003 Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

     Although this appointment is not required to be submitted to a vote of stockholders, the Board of Directors believes it is appropriate to request that the stockholders ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending February 29, 2004. If the stockholders do not ratify, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

     The Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

STOCKHOLDER PROPOSALS

     Any stockholder proposals to be presented at the 2004 annual meeting of stockholders must be received by the Company no later than January 14, 2004 at its principal executive office at One North Jefferson Avenue, St. Louis, Missouri 63103 in order to be considered for inclusion in the Company’s proxy statement and proxy relating to that meeting.

     Stockholders wishing to nominate one or more candidates for election to the Board of Directors, or propose any other business to be considered at any stockholder meeting, must comply with a Bylaw provision dealing with such matters. Pursuant to the Company’s Bylaw provision, any stockholder of record of the Company eligible to vote in an election of directors may nominate one or more candidates for election to the Board of Directors, or propose business to be brought before a stockholder meeting, by giving written notice to the Company not less than 60 nor more than 90 days prior to the date of the meeting (if the Company gives less than 70 days notice or prior public disclosure of the date of the meeting, then the notice by the stockholder must be received by the Company not later than the close of business on the tenth day following the date on which the Company mailed the notice of the meeting or the date on which public disclosure was made). The notice by the stockholder should be sent to the Secretary of the Company at the address stated in the preceding paragraph.

     The notice by the stockholder to the Company must contain: (1) the name and address of the stockholder who intends to make the nomination(s) or propose the business, (2) the name and address of the candidate or candidates to be nominated (if applicable), (3) a written statement from any proposed nominee that the nominee consents to be named as a nominee and to serve as a director of the Company if elected (if applicable), (4) a representation that the stockholder is a holder of record of Company stock entitled to vote at the meeting and whether the stockholder intends to appear in person or by proxy at the meeting, (5) a description of all arrangements or understandings, if any, between the stockholder and each nominee and anyone else (naming such person or persons) pursuant to which any nomination is to be made by the stockholder (if applicable), and (6) such other information regarding each nominee or each matter of business to be proposed as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or the matter been proposed, by the Board of Directors.

     At any stockholder meeting, the Chairman of the meeting may refuse to acknowledge the nomination of any person, or the proposal of any business, not made in compliance with the Bylaws. The foregoing requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement for any meeting. Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request sent to the Secretary of the Company at the address stated above.

OTHER MATTERS

     The Board of Directors knows of no other business to be brought before the meeting. If any other matters properly come before the meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

May 13, 2003

A.G. Edwards, Inc.
One North Jefferson Avenue
St. Louis, MO 63103

Proxy Statement and Notice of Annual Meeting of Stockholders
Annual meeting to be held June 19, 2003.
________________________________________________

P.O. BOX 11321
NEW YORK, NY 10203-0321

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy/voting instruction card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy/voting instruction card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided or return it to A.G. Edwards, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AGWARD	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

A.G. EDWARDS, INC.

The Board of Directors recommends a vote FOR proposals 1 and 2.

Vote On Directors

1.	To elect two directors;	For	Withhold	For All	To withhold authority to vote, mark “For All Except”
	Nominees: 01) Vicki B. Escarra	All	All	Except	and write the nominee’s name on the line below.
	02) Mark S. Wrighton	|_|	|_|	|_|

Vote On Proposal		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending February 29, 2004; and	|_|	|_|	|_|

3.	To transact such other business as may properly come before the annual meeting and any adjournments thereof.

Only stockholders of the Company of record as of the close of business on May 1, 2003 will be entitled to notice of, and to vote at, the annual meeting and any adjournments thereof.

Stockholders may vote their shares by using the telephone or the Internet by following the instructions on the accompanying proxy or may sign, date and return the accompanying proxy in the enclosed business reply envelope. If you later desire to revoke your proxy, you may do so at any time before the voting at the meeting.

Change of Address or Comments Mark Here, and Note on Reverse Side.	|_|

The signature on this Proxy should correspond exactly with stockholder's name as printed to the right. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

May 13, 2003

Dear Stockholder:

      The Annual Meeting of Stockholders of A.G. Edwards, Inc., will be held at the headquarters of the Company, One North Jefferson Avenue, St. Louis, Missouri, 63103 on Thursday, June 19, 2003, at 10:00 a.m. local time. At the meeting, stockholders will elect two directors and ratify the appointment of the independent auditors of the Company for the fiscal year ending February 29, 2004, and transact such other business as may properly come before the meeting.

      It is important that your shares be represented at the meeting. Whether or not you plan on attending the meeting, please review the enclosed proxy materials and vote by telephone, the Internet or by completing the proxy form attached below and mailing the proxy form in the envelope provided.

PLEASE VOTE BY TELEPHONE OR INTERNET AS EXPLAINED
ON THE REVERSE SIDE
OR
DETACH AND MARK THE PROXY, SIGN IT ON THE REVERSE AND RETURN IT IN THE
POSTAGE-PAID ENVELOPE ENCLOSED IN THIS PACKAGE.

^ DETACH PROXY FORM HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ^

Proxy/Voting Instruction Card

This proxy is solicited on behalf of the Board of Directors of A.G. Edwards, Inc.
for the Annual Meeting on June 19, 2003.

      The undersigned stockholder of A.G. Edwards, Inc., a Delaware corporation (the "Company"), hereby appoints Robert L. Bagby and Douglas L. Kelly, or either of them, each with full power of substitution, proxies or proxy of the undersigned, to vote all the shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present at the meeting of the stockholders of the Company, to be held on Thursday, June 19, 2003, at 10:00 a.m., local time, at the headquarters of the Company, One North Jefferson Avenue, St. Louis, Missouri, and at any adjournments thereof, hereby revoking any proxy heretofore given.

      This proxy will be voted as specified in the spaces provided therefor or, if no such specification is made, it will be voted "FOR" the election of directors and proposal 2.

Address/Comments:
If you noted Address Changes/Comments above, please check corresponding box on the reverse side.

A.G. EDWARDS, INC.
P.O. BOX 11321
NEW YORK, NY 10203-0321

(Continued, and to be signed and dated on reverse side.)